UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011

NESS ENERGY INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Texas	000-10301	91-1067265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 East 15th Street, Bldg 600, Edmond, Oklahoma 73013
(Address of Principal Executive Offices)

(405) 513-7733
(Registrant's Telephone Number, including area code)

(Former Name or Address, if Changed Since Last Report)

Section 2.  Financial Information

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Loan from Viceroy, LLC

On December 13, 2010, the Registrant, as borrower, borrowed $250,000 from Viceroy, LLC, an Oklahoma limited liability company, as lender, pursuant to the terms of a Promissory Note for that amount dated the same date. The note bears interest at a rate of eight percent (8.0%) per annum and is payable in cash or through the issuance of shares of the Registrant at a stated value of $0.018 per share. The note is due on the later of six months from the date of the note or the date on which there are sufficient authorized shares to issue to the lender for payment of the principal and accrued interest.

The foregoing is a summary of note terms, is not intended to be complete and is qualified in its entirety by the complete text of the note, a copy of which are attached hereto as Exhibit 10.1.

The proceeds of the Loan will be utilized for bringing the Registrant’s filings and financial reports up to date and for normal and customary operating expenses.

Section 5.  Corporate Governance and Management

Section 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 25, 2010 at a duly called meeting of the Registrant’s Board of Directors, Mr. Shannon K. Stephens, the sole director of the Registrant, appointed Mr. David M. Boyce to fill vacancies in the Board of Directors until the next meeting of shareholders and appointed Mr. Boyce as President, Secretary and Chief Executive Officer of the Company. Following such appointment, Mr. Stephens resigned as an officer and director of the Registrant. Mr. Stephens had no disagreement with the Registrant on any matters relating to its operations, policies or practices.

 David M. Boyce, age 54, has 31 years of experience in the oil and gas industry. Mr. Boyce co-founded OKT Resources, LLC and Viceroy, LLC.  Mr. Boyce has managed the oil and gas company’s operations as it concerns company administration, land acquisitions and field operations.  Prior to forming OKT, Mr. Boyce was an independent landman in Midland, Texas and Oklahoma City, Oklahoma.  Mr. Boyce’s land experience covered all aspects of the petroleum industry that included the Permian Basin, Mid-Continent and North Texas.   His experience also includes serving for over four years as the international project coordinator for Ness Energy International, Inc. as it concerned the oil and gas project located in Israel.  Mr. Boyce served on the Ness Energy board for a short period and has held several officer and leadership positions in two different Christian business fraternities over a 20 year period.  He holds a B.B.A. in Management from Texas Tech University.

Section 8.  Other Events

Section 8.01    Other Events.

Israel Geology Study

Ness Energy International, Inc. has contracted a geological study in the Southeast Levant Provence located in Northern Negev which extends onshore from the Mediterranean coast to the Dead Sea Graben of the Israel-Jordan border. The purpose of the study is to identify areas that have potential for both conventional and unconventional oil and gas deposits that can be assimilated for future exploration drilling.  The initial phase of the study will require several months for data collection and evaluation.

Letter Agreement

On February 7, 2011 the Registrant entered into a letter agreement with David M. Boyce, Viceroy, LLC and OKT Resources, LLC (collectively “Parties Signatory”). All parties agreed that subsequent to the Payment and/or discharge of all judgments, debts or obligations in favor of Alpha Capital Anstalt,  Bristol Investment Fund, Ltd and Ellis International, Ltd and the re-imbursement to the Parties Signatory of all legal, accounting, operating and other costs incurred in connection with Ness Energy of Israel, Inc., any and all right, title and interest determined by a court of law or otherwise found to be owned by any or all of the Parties Signatory in Ness Energy of Israel, Inc. will be assigned, transferred or otherwise delivered to Ness Energy International, Inc. Said interest will include but not be limited to stock, cash, assets, rights or ownership of any kind. It is the intent of all parties to protect any and all rights that may be owned in Ness Energy of Israel, Inc. for the sole benefit of Ness Energy International, Inc. and not for the benefit of any of the Parties Signatory.

Pending Litigation

On November 12, 2010 Alpha Capital Anstalt, a Liechtenstein Corporation, Plaintiff, filed a complaint in case No.CIV-10-1218-D in United States District Court for the Western District of Oklahoma naming Ness Energy International, Inc., OKT Resources, LLC, Viceroy, LLC and David Boyce as defendants.  The lawsuit concerns a dispute over the ownership of Ness Energy of Israel, Inc.  All claims made in this suit will be defended by the Registrant.

Section 9. Financial Statement and Exhibits.

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit	Description

10.1	Promissory Note, dated as of December 13, 2010, between Ness Energy International, Inc., a Texas corporation and Viceroy, LLC, an Oklahoma limited liability company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ness Energy International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESS ENERGY INTERNATIONAL, INC.

Dated: February 14, 2011	By:	/s/ David M. Boyce
David M. Boyce
President